Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256487

PROSPECTUS SUPPLEMENT NO. 10

(to prospectus dated May 4, 2022)

STRYVE FOODS, INC.

Up to 5,609,398 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 20, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “selling stockholders”) of up to 5,609,398 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Stryve Foods, Inc., a Delaware corporation (the “Company”).

The information contained in the table under “Selling Stockholders” on page 81 with respect to Walleye Manager Opportunities LLC, Walleye Opportunities Master Fund Ltd, Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20, and Pura Vida Master Fund, Ltd. is updated as set forth in the table below. The table below sets forth the names of the foregoing selling stockholders and the aggregate number of shares of Class A Common Stock underlying pre-funded warrants held by each selling stockholder immediately prior to the sale of the shares under the Prospectus, the number of shares that may be sold by each selling stockholder under the Prospectus, and that each selling stockholder will beneficially own after the offering under Prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Class A Common Stock Owned After Offering(1)

Walleye Manager Opportunities LLC(1)	64,000	(2)	64,000	(2)	0	(3)
Walleye Opportunities Master Fund Ltd(1)	64,000	(2)	64,000	(2)	0	(3)
Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20(1)	248,000	(2)	248,000	(2)	0	(3)
Pura Vida Master Fund, Ltd.(1)	424,000	(2)	424,000	(2)	0	(3)

(1)	Pura Vida Investments, LLC (“PVI”) serves as the sub-adviser to Walleye Manager Opportunities LLC (“WMO”) and Walleye Opportunities Master Fund Ltd. (“WOF” and together with WMO, the “Managed Accounts”) and the investment manager to Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20 (the “Additional Managed Account”) and Pura Vida Master Fund Ltd. (the “PV Fund”). Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the pre-funded warrants (and the shares of Class A Common Stock issuable upon the exercise thereof) owned by the Managed Accounts, the Additional Managed Account, and the PV Fund. This report shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the pre-funded warrants (and the underlying shares)for purposes of Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the shares included in the table except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest, if any, therein. PVI’s business address is 512 West 22nd Street, 7th Floor, New York, New York 10011.

(2)	Represents shares of Class A Common Stock issuable upon exercise of pre-funded warrants to acquire an equal number of shares of Class A Common Stock which were issued pursuant to that certain Share Repurchase Agreement, dated September 15, 2021, among the Company and the stockholders party thereto in exchange for the Company’s repurchase of the same number of shares of Class A Common Stock which were previously registered pursuant to the Registration Statement on Form S-1, of which the Prospectus forms a part.

(3)	Excludes shares of Class A Common Stock underlying warrants issued pursuant to that certain Securities Purchase Agreement, dated as of January 6, 2022, among the Company and the stockholders party thereto. WMO, WOF, the Additional Managed Account, and the PV Fund may exercise such warrants to acquire 55,095; 84,053; 374,981; and 956,520 shares of Class A Common Stock, respectively, which have been separately registered for resale under the prospectus included in the Registration Statement on Form S-1 with the Commission File No. 333-262219.

Based on information provided to us by the Managed Accounts, each of the Managed Accounts may be deemed to be an affiliate of a broker-dealer. Based on such information, the Managed Accounts acquired the pre-funded warrants in the ordinary course of business, and at the time of the acquisition the Managed Accounts did not have any agreements or understandings with any person to distribute pre-funded warrants or the underlying shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and warrants are listed on the Nasdaq Stock Market under the symbol “SNAX” and “SNAXW,” respectively. On May 2, 2022, the closing sale price per share of our Class A Common Stock was $0.8846 and the closing sale price per warrant was $0.1244.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2022.